EXHIBIT 99


AMISTAR REPORTS FOURTH QUARTER 2004 FINANCIAL RESULTS

SAN MARCOS, CALIFORNIA, March 4, 2005 /PR Newswire-First Call/ -- Amistar Corporation (Nasdaq:-AMTA) today reported sales and results for the three and twelve months ended December 31, 2004.

Net sales for the three months ended December 31, 2004 were $3,156,000, compared to $3,537,000 for the same quarter in 2003. Net sales for the twelve months ended December 31, 2004 were $10,882,000, compared to $12,083,000 for the same period in 2003.

There was a net loss for the three months ended December 31, 2004 of $1,346,000 or $0.43 per share compared to a net loss of $89,000 or $0.03 per share in the fourth quarter of 2003. There was a net loss for the twelve months end December 31, 2004 of $3,370,000 or $1.09 per share compared to a net loss of $349,000 or $0.11 per share in the same period in 2003.

The loss in the current quarter was due primarily to start-up and machine development costs incurred by the Company's new majority-owned subsidiary, Distributed Delivery Networks Corporation ("ddn"), as well as litigation defense costs related to the ddn venture, reduced gross margins on AMS division sales, lower sales of DataPlace(TM) machines, and an increase in custom factory automation engineering and manufacturing services compared to the fourth quarter of 2003.

During the fourth quarter 2004 ddn incurred $303,000 in marketing, administrative, and machine development costs. During the same quarter, the Company incurred $357,000 in litigation defense costs related to its suit with Asteres, Inc.

For the fiscal year 2004, ddn incurred $1,276,000 in marketing, administrative, and machine development costs. During the same period, the Company incurred $463,000 in litigation defense costs.

The Company considers the case with Asteres, Inc to be without merit and an effort to block lawful competition and will continue to defend itself vigorously, including seeking dismissal in a summary judgment hearing scheduled for June 2005. It is the Company's expectation that it will seek compensation for attorney's fees and costs provided it prevails in its defense and proves that the case was brought forth in bad faith. There is no assurance that the Company will be successful in defending itself or in recovering its legal costs.

 "On one hand we are disappointed with the fourth quarter 2004 operating results. Although the AMS division sales grew 14% with the addition of some new contracts, the margins were affected adversely by inefficiencies related to early production of new customer products. On the other hand, the Company, working jointly with our majority-owned subsidiary ddn, has reached significant milestones in our effort to enter a new market. During 2004, the Company developed and manufactured a point-of-sale dispensing kiosk for finished prescriptions, the APM(TM), to be installed in pharmacies. Initial units have been received well by potential customers and ddn plans to install units in chain and independent retail pharmacy customer sites across the country beginning in the first quarter of 2005," stated Stuart Baker, president of Amistar.

"The Amistar engineering team has done a tremendous job of developing an industry standard product. With the combination of our new cutting-edge APM product, Amistar's proven manufacturing capability, and the recent acquisition of intellectual property rights from the industry pioneers at Advanced Pharmacy Technologies, LLC, ddn is well positioned in this exciting and emerging market," said William Holmes, ddn President and CEO.





                                                      Condensed Consolidated Statements of Operations

                                                  Three Months Ended               Twelve Months Ended
                                                     December 31,                      December 31,
                                              2004               2003             2004              2003
                                          -------------     -------------     -------------     -------------
Net Sales                                 $  3,156,000      $  3,537,000      $ 10,882,000      $ 12,083,000
Cost of Sales                                3,074,000         2,969,000         9,848,000         9,856,000
                                          -------------     -------------     -------------     -------------
Gross Profit                                    82,000           568,000         1,034,000         2,227,000
Operating Expenses                           1,380,000           657,000         4,348,000         2,564,000
                                          -------------     -------------     -------------     -------------
Operating Loss                              (1,298,000)          (89,000)       (3,314,000)         (337,000)
Other Income  (Expense)                             --             1,000            (6,000)           (8,000)
                                          -------------     -------------     -------------     -------------
Loss Before Income Taxes                    (1,298,000)          (88,000)       (3,320,000)         (345,000)
Income Taxes                                    48,000             1,000            50,000             4,000
                                          -------------     -------------     -------------     -------------
Net Loss                                  $ (1,346,000)     $    (89,000)     $ (3,370,000)     $   (349,000)
                                          =============     =============     =============     =============

Loss Per Common Share-
   Basic and Diluted                      $      (0.43)     $      (0.03)     $      (1.09)     $      (0.11)
                                          =============     =============     =============     =============

Shares Used In Per Share Calculation-
   Basic and Diluted                         3,115,794         3,078,857         3,093,775         3,080,401
                                          =============     =============     =============     =============


Statements contained in this release, which are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in the Company's December 31, 2003 Annual Report on Form 10-K. Actual results may differ materially from anticipated results.

Amistar Corporation provides automation solutions primarily for the industrial and retail markets and provides contract-manufacturing services. The Company designs, develops, manufactures, markets and services a variety of automated equipment used to assemble electronic components and product identification media to printed circuit boards and other assemblies. In addition, the Company provides design and manufacturing resources to create customized factory automation equipment and other products according to customers' specification in a broad range of industries. The Company also provides contract-manufacturing services to companies who outsource the manufacturing of their electronic products. Through its subsidiary, ddn Corporation, the Company provides automated point-of-sale machines that control the dispensing of securely stored items such as consumer products and prescriptions to retail customers.

Additional information about Amistar is available at www.amistar.com and ddn Corporation at www.ddncorp.com


Contact:

Gregory Leiser
Vice-President Finance and CFO
760-471-1700
gregL@amistar.com